UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2024

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2024, Rocket Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, Leerink Partners LLC and Cantor Fitzgerald & Co., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell an aggregate of 13,200,000 shares of common stock (the “Shares”) (the “Offering”). In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,980,000 shares of its common stock (the “Option Shares”).

The Underwriters exercised their option to purchase the Option Shares in full, and the Offering closed on December 12, 2024.

The Shares and the Option Shares were sold in the Offering at the public offering price of $12.50 per share and were purchased by the Underwriters from the Company at a price of $11.75 per share.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-281606), which was previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on August 16, 2024.

The net proceeds from the Offering, after giving effect to the Underwriters’ full exercise of their option to purchase the Option Shares and deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $178.1 million. The Company currently intends to use the net proceeds from the Offering primarily to fund pipeline development, for commercialization preparedness and execution, and for other general corporate purposes.

Pursuant to the Underwriting Agreement, the Company’s executive officers and directors, and certain other shareholders entered into agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a 45-day “lock-up” period with respect to sales of the Company’s common stock, subject to certain exceptions.

The foregoing is a summary description of the Underwriting Agreement and is qualified in its entirety by the text of the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the opinion of K&L Gates LLP relating to the validity of the Shares and the Option Shares issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events.

On December 9, 2024, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with RTW Innovation Master Fund, Ltd. (the “Investor”) pursuant to which the Investor agreed to purchase in a private placement pre-funded warrants representing the right to purchase 400,000 shares of our common stock, at the offering price of $12.49 per pre-funded warrant (which equals the public offering price per share of common stock in the public offering described above less the $0.01 per share exercise price of each such pre-funded warrant) (the “Private Placement”). The Private Placement closed on December 12, 2024 concurrently with the closing of the underwritten public offering.

Also on December 12, 2024, the Company entered into an Amendment to the Registration Rights Agreement dated August 27, 2021, with the Investor and the other parties thereto, which provides that the shares of common stock issuable upon exercise of the pre-funded warrants are subject to the rights and benefits of such Registration Rights Agreement.  In general, such Registration Rights Agreement as so amended obligates the Company, following demand by the Investor or any of the other parties thereto, to file with the Commission a Registration Statement on Form S-3 covering the resale of shares of common stock held by the Investor and such other parties as promptly as reasonably practicable, and in any event within 60 days of such demand.

Neither the sale of the pre-funded warrants pursuant to the Subscription Agreement nor the issuance of shares of common upon exercise of such pre-funded warrants has been registered under the Securities Act or any state securities laws. Neither the pre-funded warrants nor any shares issued upon exercise thereof may be offered or sold in the United States absent registration with the Commission or an applicable exemption from registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, are an offer to sell or the solicitation of an offer to buy the securities described herein.

The net proceeds from the Private Placement, after deducting the placement agent fees and estimated offering expenses payable by the Company, are expected to be approximately $4.7 million. The Company currently intends to use the net proceeds from the Private Placement primarily to fund pipeline development, for commercialization preparedness and execution, and for other general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1
Underwriting Agreement, dated December 10, 2024, among Rocket Pharmaceuticals, Inc. and Morgan Stanley & Co. LLC, Leerink Partners LLC and Cantor Fitzgerald & Co., as representative of the several underwriters named in Schedule A thereto.

5.1	Opinion of K&L Gates LLP.
23.1	Consent of K&L Gates LLP (contained in Exhibit 5.1).
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2024	Rocket Pharmaceuticals, Inc.

	By:	/s/ Gaurav Shah, MD
	Name:	Gaurav Shah, MD
	Title:	Chief Executive Officer